Exhibit 99.1

PAN PACIFIC RETAIL PROPERTIES, INC.	TRADED: NYSE: PNP
1631 SOUTH MELROSE DRIVE, SUITE B
VISTA, CA 92081

Contact:

Carol Merriman, Investor Relations

(760) 598-2002

FOR IMMEDIATE RELEASE

Thursday, October 28, 2004

Pan Pacific Retail Properties Reports 3rd Quarter Results

Strong Portfolio Performance

Establishes 2005 Guidance: 7% to 8% Growth in FFO Per Share

SAN DIEGO, Calif., October 28, 2004 — Pan Pacific Retail Properties, Inc. (NYSE:PNP), the largest neighborhood shopping center real estate investment trust (REIT) focused exclusively on the West Coast, today announced results for the third quarter ended September 30, 2004. All per share amounts are on a diluted basis.

•	Funds From Operations (FFO)(1) per share of $0.89, which includes a $0.02 per share non-cash impairment loss related to a non-strategic disposition (excluding this charge, FFO was $0.91 per share, representing a 5.8% increase over 3Q ‘03)

•	Net income of $31.0 million

•	Earnings per share of $0.76

•	97.1% portfolio occupancy rate at September 30, 2004

•	4.0% increase in same-property net operating income

•	$46.0 million grocery-anchored shopping center acquisition ($103.0 million year-to-date)

•	$26.7 million of non-strategic dispositions ($28.0 million year-to-date)

•	190 leases executed, totaling 571,785 square feet

•	11.9% increase in base rent on same store new and renewed leases

•	30.2% debt to total market capitalization ratio at September 30, 2004

•	3.3 to 1.0 interest coverage ratio

•	$50.0 million of 10-year senior unsecured notes issued

•	$0.5425 per share quarterly common cash dividend paid

•	60.9% FFO payout ratio

(1)	See the last page of this press release for a reconciliation of GAAP net income to FFO.

Stuart A. Tanz, President and Chief Executive Officer of Pan Pacific stated, “We are fully on track to have another record year in terms of portfolio performance. Occupancy has again surpassed 97%, driven by strong leasing activity. Year-to-date we have leased two million square feet, including 572,000 square feet in the third quarter, which is well ahead of our record pace set in 2003. Capitalizing on the strong demand for space across our portfolio, we continue to increase rental rates and drive net operating income higher, achieving an 11.9% increase in our same-store releasing rental rates and a strong 4.0% growth in same-property net operating income. In terms of acquisitions, while the market remains very competitive, we continue to capitalize on our market presence and relationships to source attractive opportunities. Year-to-date we have acquired $103 million of grocery-anchored centers.” Tanz continued, “Looking ahead to 2005, given the strong fundamentals of our core markets and business, together with our conservative balance sheet, we are well-positioned to continue our long-standing track record of generating solid growth and increased shareholder value.”

Pan Pacific Retail Properties	Page 2 of 7

FINANCIAL RESULTS

For the three months ended September 30, 2004 total funds from operations (FFO) increased 3.7% to $36.6 million, compared with FFO for the three months ended September 30, 2003 of $35.3 million. On a per share basis, FFO increased 3.5% to $0.89 for the three months ended September 30, 2004 compared to $0.86 for the three months ended September 30, 2003. During the third quarter the Company sold two non-strategic properties, recording gains on sale totaling $8.1 million and sold one non-strategic land parcel, recording a non-cash impairment loss of $642,000. The gains on sale have been excluded from FFO, while the non-cash impairment loss has been included. Excluding the non-cash impairment loss, total FFO was $37.2 million, or $0.91 per share, representing a 5.8% increase on a per share basis.

Total revenue increased 9.4% to $73.5 million for the three months ended September 30, 2004 as compared to total revenue of $67.2 million for the three months ended September 30, 2003, after adjusting for discontinued operations in accordance with generally accepted accounting principles (GAAP). For the three months ended September 30, 2004, net income was $31.0 million or $0.76 per share, as compared to $24.5 million or $0.61 per share during the third quarter of 2003. A reconciliation of GAAP net income to FFO is provided at the end of this press release.

At September 30, 2004, the Company’s total market capitalization was approximately $3.2 billion (based on the market closing price of Pan Pacific’s common stock on September 30, 2004, assuming the conversion of operating subsidiary units to common stock, and total debt outstanding). At September 30, 2004, the Company had $966.7 million in debt outstanding, equating to a debt-to-total market capitalization ratio of 30.2%. The Company’s debt was comprised of: $554.2 million of fixed-rate, senior unsecured notes with a weighted average interest rate of 6.5%, and a weighted average maturity of 7.2 years; $321.9 million of fixed-rate, mortgage debt with a weighted average interest rate of 7.6%, and a weighted average maturity of 4.3 years; $84.5 million of floating-rate debt outstanding on the Company’s unsecured line of credit, which had a weighted average interest rate of 2.5% at September 30, 2004; and $6.0 million of floating-rate, property-level bonds bearing interest at a rate of 1.7% as of September 30, 2004.

For the quarter ended September 30, 2004, the Company’s interest coverage ratio was 3.3 to 1.0 (calculated as income from continuing and discontinued operations, excluding gain on sale, plus depreciation, amortization and interest expense, divided by interest expense).

On August 4, 2004, the Board of Directors declared a regular quarterly cash dividend of $0.5425 per share. The dividend was paid on September 15, 2004 to stockholders of record on August 27, 2004. The quarterly cash dividend equates to $2.17 per share on an annualized basis.

OPERATING RESULTS

Leasing Activity

At September 30, 2004, the Company’s portfolio was 97.1% leased to 3,296 tenants. For the three months ended September 30, 2004, the Company executed 190 leases (new and renewed) for 571,785 square feet of gross leasable area, and achieved an 11.9% increase over prior rents on a same-store basis.

Same Property Operating Results

With respect to the properties owned and operated by the Company for the entirety of both the three months ended September 30, 2004 and 2003, same property net operating income increased 4.0%.

Pan Pacific Retail Properties	Page 3 of 7

Same Property Operating Data

(In thousands)

	Three Months Ended September 30,
	2004	2003
Total revenue	$69,147	$65,938
Operating expenses	18,499	17,241

Operating income	$50,648	$48,697	4.0%

INVESTMENT ACTIVITY

On July 23, 2004, the Company acquired Foothill Marketplace, a grocery-anchored community shopping center located in Southern California, for $46.0 million. The center, totaling approximately 532,000 square feet, is located in Rancho Cucamonga, within the greater Los Angeles metropolitan market. The property is situated along Interstate 15 at Foothill Boulevard and has a trade area (5-mile radius) population base of approximately 225,400 with an average household income of approximately $74,300. At September 30, 2004 Foothill Marketplace was 97.7% leased and is anchored by Food 4 Less Supermarket (a division of Kroger), Office Depot, PetSmart, Michael’s Arts & Crafts, Circuit City, Sport Chalet and Wal-Mart (not owned).

During the third quarter the Company sold approximately $26.7 million of non-strategic properties including: Laguna 99 Plaza in Elk Grove, California; Powell Villa in Portland, Oregon; and a land parcel in Reno, Nevada.

EARNINGS GUIDANCE

The Company confirmed fourth quarter 2004 FFO per share guidance to be in the range of $0.91 to $0.93. The Company is providing full year 2005 FFO per share guidance of $3.77 to $3.80. This guidance is based on current expectations and is forward-looking.

	Q4 2004	Year 2005
Expected earnings per share (diluted)	$0.64 - $0.66	$2.69 - $2.72
Add: expected depreciation and amortization	$0.26	$1.04
Add: expected operating subsidiary minority interests	$0.01	$0.04
Expected FFO per share diluted	$0.91 - $0.93	$3.77 - $3.80

3RD QUARTER 2004 CONFERENCE CALL

On Thursday, October 28, 2004, at 11:00 A.M. Eastern Time, the Company will be hosting a conference call to discuss its third quarter results for 2004. The Company’s remarks will be followed by a question and answer period, which will be limited to questions from analysts. Interested parties may participate in this conference call by dialing (877) 407-9210. A taped replay of the call will be available through November 28, 2004 at (877) 660-6853, pass code 1628, confirmation 116941.

Pan Pacific Retail Properties	Page 4 of 7

A live web cast (listen-only mode) of the conference call will be available at www.pprp.com via a link to www.vcall.com. An online replay will also be available through November 28, 2004.

ABOUT PAN PACIFIC RETAIL PROPERTIES

Pan Pacific Retail Properties, Inc. is an equity real estate investment trust (REIT) traded on the New York Stock Exchange under the symbol PNP. The Company is the largest neighborhood shopping center REIT on the West Coast. Pan Pacific’s portfolio currently totals 130 properties, encompassing approximately 21.4 million square feet of retail space. The portfolio is principally diversified across five distinct regions in the Western United States: Northern California, Southern California, Washington, Oregon and Nevada.

Pan Pacific focuses on creating long-term stockholder value by specializing in the acquisition, ownership and management of community and neighborhood shopping centers for everyday essentials. The Company’s strategy is aimed at providing stockholders with long-term stable cash flow through maintaining a diverse portfolio and tenant base, balanced with consistent growth through implementing its acquisition and property management programs.

Pan Pacific is headquartered in Vista (San Diego), California, and has regional offices located in Sacramento, California; Kent, Washington; Portland, Oregon; and Las Vegas, Nevada.

Additional information on Pan Pacific is available on the Company’s web site at www.pprp.com.

(Note: Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which reflect management’s current views with respect to future events and financial performance. Forward-looking statements are subject to risks and uncertainties. Factors that could cause actual results to differ materially from expectations include market valuations of our stock, financial performance and operations of our shopping centers, real estate conditions, execution of shopping center development programs, successful completion of renovations, completion of pending acquisitions and dispositions, including the completion of customary due diligence and closing conditions, the Company’s ability to successfully integrate acquired assets, changes in the availability of additional acquisition and disposition opportunities, changes in local or national economic conditions, acts of terrorism or war and other risks detailed from time to time in reports filed with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.)

Pan Pacific Retail Properties	Page 5 of 7

Consolidated Balance Sheets

(In thousands)

	September 30, 2004	December 31, 2003
	(unaudited)
ASSETS:
Properties, at cost:
Land	$540,963	$509,887
Buildings and improvements	1,436,805	1,374,663
Tenant improvements	57,602	49,793

	2,035,370	1,934,343
Less accumulated depreciation and amortization	(189,077)	(160,449)

	1,846,293	1,773,894

Investments in unconsolidated entities	1,386	3,223
Cash and cash equivalents	18,082	6,453
Accounts receivable	11,008	13,478
Accrued rent receivable	25,101	22,552
Notes receivable	7,378	7,844
Deferred lease commissions	13,654	11,029
Prepaid expenses	20,217	19,072
Other assets	8,006	5,803

	$1,951,125	$1,863,348

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Notes payable	$327,940	$345,077
Line of credit payable	84,500	48,250
Senior notes	554,248	503,708
Accounts payable, accrued expenses and other liabilities	45,964	41,703

	1,012,652	938,738
Minority interests	30,075	32,325

Stockholders’ equity:
Common stock	405	403
Paid in capital in excess of par value	956,173	952,973
Deferred compensation	(7,939)	(8,781)
Accumulated deficit	(40,241)	(52,310)

	908,398	892,285

	$1,951,125	$1,863,348

Pan Pacific Retail Properties	Page 6 of 7

Consolidated Statements of Income

(in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	(unaudited)		(unaudited)
	2004	2003	2004	2003
REVENUE:
Base rent	$56,192	$51,272	$163,066	$149,555
Percentage rent	428	957	1,979	1,914
Recoveries from tenants	15,135	13,549	42,759	38,664
Income from unconsolidated entities	76	540	348	658
Other	1,694	883	4,489	3,061

	73,525	67,201	212,641	193,852

EXPENSES:
Property operating	11,134	9,545	30,127	28,005
Property taxes	6,058	5,576	17,592	16,339
Depreciation and amortization	13,358	10,190	35,092	29,242
Interest	16,023	14,996	46,413	43,517
General and administrative	2,954	2,243	9,713	10,438
Impairment loss	642	—	642	—
Other	138	134	2,930	547

	50,307	42,684	142,509	128,088

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTERESTS AND DISCONTINUED OPERATIONS	23,218	24,517	70,132	65,764
Minority interests	(592)	(634)	(1,874)	(1,754)

INCOME FROM CONTINUING OPERATIONS BEFORE DISCONTINUED OPERATIONS	22,626	23,883	68,258	64,010
Discontinued operations	8,401	642	9,607	14,312

NET INCOME	$31,027	$24,525	$77,865	$78,322

Basic earnings per share:
Income from continuing operations	$0.56	$0.60	$1.70	$1.63
Discontinued operations	$0.21	$0.01	$0.24	$0.36
Net income	$0.77	$0.61	$1.94	$1.99
Diluted earnings per share:
Income from continuing operations	$0.56	$0.59	$1.69	$1.61
Discontinued operations	$0.20	$0.02	$0.23	$0.35
Net income	$0.76	$0.61	$1.92	$1.96

Pan Pacific Retail Properties	Page 7 of 7

Calculation of Funds from Operations

(unaudited)

(in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003*	2004	2003*
FUNDS FROM OPERATIONS:

Net Income	$31,027	$24,525	$77,865	$78,322
Plus depreciation and amortization expense	13,358	10,321	35,092	29,665
Plus depreciation of discontinued operations	—	—	155	159
Plus depreciation of unconsolidated entities	60	59	179	177
Less corporate FF&E depreciation (included above)	(74)	(76)	(214)	(375)
Less depreciation on minority interests	(66)	—	(197)	(56)
Plus operating subsidiary minority interests	353	463	1,159	1,306
Less gain on sale of discontinued operations	(8,066)	—	(8,245)	(8,054)

Funds From Operations	$36,592	$35,292	$105,794	$101,144

Funds From Operations Per Share	$0.89	$0.86	$2.57	$2.49

Diluted Weighted Average Shares Outstanding	41,104,025	41,096,179	41,092,274	40,561,505

*	For comparative purposes, amounts shown are as originally reported. The impact of revising the amounts for Statement of Financial Accounting Standards No. 144 has been excluded here so that the periods can be compared without the effect of reclassifying operating results for assets sold in subsequent periods. Revised financial results can be found in the Company’s most current Form 10-Q filed with the Securities and Exchange Commission

The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002 (the “White Paper”) defines Funds from Operations as net income (computed in accordance with accounting principles generally accepted in the United States of America, “GAAP”), excluding gains (or losses) on sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We believe that Funds from Operations (FFO) is an important supplemental measure of operating performance for a real estate investment trust. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. The term FFO was designed by the real estate investment trust industry to address this issue. We compute Funds from Operations in accordance with standards established by the White Paper. Our computation of Funds from Operations may, however, differ from the methodology for calculating Funds from Operations used by other equity REITs and, therefore, may not be comparable to those other REITs. FFO does not represent cash generated from operating activities in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income.

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